Exhibit 23 (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 31, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Reports of Artisan Small Cap Fund, Artisan International Fund, Artisan Mid Cap Fund and Artisan Small Cap Value Fund (constituting the four portfolios of Artisan Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
August 28, 1998